CLARK, SCHAEFER, HACKETT & CO.
CERTIFIED PUBLIC ACCOUNTANTS








            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference of our report dated October 31, 2005, on the consolidated balance sheets of United Community Bank as of June 30, 2005 and 2004, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the three years in the period ended June 30, 2005, in the registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission by United Community Bancorp with respect to the United Community Bank 401(k) Profit Sharing Plan.


/s/ Clark, Schaefer, Hackett & Co.
Cincinnati, Ohio
March 30, 2006